Exhibit 99.1

Sunnova Energy International Inc. 20 Greenway Plaza, Suite 475 Houston, TX 77046 sunnova.com

HOUSTON, October 16, 2019 — Sunnova Energy International Inc. (NYSE: NOVA) announced today the appointment of former U.S. Ambassador Anne Slaughter Andrew to its Board of Directors as an independent Class III director of the Company.

“Anne is an accomplished executive, lawyer, entrepreneur and diplomat whose career experience, which has centered on developing strategies and advancing solutions for a thriving economy and sustainable environment, will bring valuable insight and perspective to our company,” said William J. (John) Berger, Chief Executive Officer of Sunnova.

In addition to serving as U.S. Ambassador to Costa Rica under President Obama and a 20+ year career as an energy and environmental attorney, Ms. Andrew is a social entrepreneur who has invested, advised and advocated for clean energy and sustainable development. Recent projects include co-founding TerViva, LLC, an agro-technology company developing environmentally sustainable crops for food and fuel; launching the Climate Forum with the NewDEAL, a rising stars network of exceptional state and local elected officials; investing and advising LNG, LLC, a Central American venture to collect and recycle used lubricant oil; and Co-founder of EARTH University's global platform for Leadership and Sustainable Solutions Impact. In addition, Ms. Andrew serves on the Board of Directors of Ad Astra Rocket Company (Chair, Audit Committee) in Houston, Texas, on the Natural Resources Defense Council (Chair, Governance and Nominating Committee), and on the Telluride Foundation (Executive Committee) in Telluride, Colorado. Ms. Andrew holds a Bachelor of Arts degree from Georgetown University and graduated cum laude from Indiana University McKinney School of Law with a Juris Doctorate.

ABOUT SUNNOVA
Sunnova is a leading residential solar and energy storage service provider, serving customers in more than 20 U.S. states and territories. Our goal is to be the leading provider of clean, affordable and reliable energy for consumers, and we operate with a simple mission: to power energy independence.

For more information, visit www.sunnova.com, follow us on Twitter @Sunnova_Solar and connect with us on Facebook.